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                                                                Exhibit 23.5
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                      CONSENT OF WILLIAM BLAIR & COMPANY



        We hereby consent to the use in this Registration Statement of our opinion, dated September 10, 1995, appearing in the Joint Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4, and to all references to our firm under "Background of and Reasons for the Merger - Opinions of Financial Advisors" in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                       William Blair & Company

Chicago, Illinois
September 10, 1995